Exhibit 99.1

  Playtex Reports Results for the Fourth Quarter and Full Year 2006

                      Provides Guidance for 2007


    WESTPORT, Conn.--(BUSINESS WIRE)--Feb. 15, 2007--Playtex Products, Inc. (NYSE: PYX) announced today continued net sales and income growth of retained brands for the fourth quarter and full year ended December 30, 2006. The Company also issued guidance for 2007, and announced a continuation of its stock repurchase program.

    Summary of Results

    FOURTH QUARTER

    Net sales of retained brands were up 8% in the fourth quarter 2006 to $137.4 million, versus $126.9 million in the comparable prior year quarter. This was the twelfth consecutive quarter of year-over-year net sales growth for retained brands. On a reported basis, net sales were up 3% versus fourth quarter 2005 net sales of $133.5 million, which included $6.5 million in sales from certain non-core brands divested during the fourth quarter of 2005.

    Net income, excluding charges and gains, was $4.2 million, or $0.07 per diluted share in the fourth quarter 2006, up $0.07 per share from the comparable prior year quarter of a loss of $0.1 million. On a reported basis, fourth quarter 2006 net income was $6.5 million or $0.10 per diluted share, versus a loss of $12.0 million or $0.19 per diluted share in the prior year.

    FULL YEAR

    Net sales of retained brands were up 7% for the full year 2006 to a record $636.1 million. This result is versus net sales of $595.2 million in the comparable prior year period. On a reported basis, net sales were down 1% in 2006 versus the prior year's net sales of $643.8 million, which included $48.6 million in sales from the divested non-core brands.

    Net income, excluding charges and gains, was $32.5 million, or $0.51 per diluted share for the full year 2006, with earnings per share up $0.10 or 24% from the comparable prior year period, of $25.9 million or $0.41 per diluted share. On a reported basis, net income for the full year 2006 was $30.2 million or $0.48 per diluted share, versus $12.5 million or $0.20 per diluted share the prior year.

    A reconciliation of the results "as reported", which are in accordance with GAAP, to results "excluding charges and gains", which is a non-GAAP measure, is included on the Consolidated Statements of Income Data, and related notes thereto, attached to this release.

    Chairman and Chief Executive Officer, Neil P. DeFeo stated, "I am pleased to report that the fourth quarter was another quality quarter for Playtex, and overall, 2006 was a very good year for us. Net sales of retained brands reached an all time high for Playtex in 2006. We again met, and in some cases exceeded, our overall objectives for the year, and made significant progress against our long-term strategy. We have accelerated the rate of growth in net sales of retained businesses as well as accelerating growth in earnings for the Company. We met our strategic goals for the second full year in a row - since announcing our five point strategy."

    Segment Results

    FEMININE CARE

    Net sales in the fourth quarter 2006 grew 3.4%, to $55.8 million, versus the comparable prior year period. Growth was attributed to strong sell-in and replenishment of the new Playtex Sport tampon during the quarter, partially offset by anticipated cannibalization of our Gentle Glide and other plastic tampon brands Slimfits and Portables.

    Feminine Care operating income for the fourth quarter 2006 was $14.0 million, $3.7 million below a year ago. Though sales were up in the quarter versus prior year, operating income was down primarily due to start up costs related to the Playtex Sport launch including significantly increased advertising and promotional investments.

    DeFeo continued, "The new Playtex Sport tampon performed well at retail in its first few months out of the gate. Consumers responded well to trial generating promotions and strong advertising. In addition, we will begin shipping Sport large count boxes in March, which we expect will help to continue the growth of Playtex Sport in 2007."

    Net sales for the full year were $229.4 million, essentially even with those in 2005, with gains in Sport fully offset by declines in Beyond, Slimfits and Portables. However, operating income declined 5.0% to $69.5 million, reflecting the high level of advertising and promotional investments and related production start-up costs behind the Sport launch.

    SKIN CARE

    Of the Company's three segments, Skin Care continues to show the fastest growth in both sales and operating income. Sales of all three Skin Care brands, Banana Boat sun care, Wet Ones hand and face wipes, and Playtex gloves, grew in the fourth quarter and full year 2006.

    During the fourth quarter 2006, net sales of Skin Care grew 17.9%, versus the comparable prior year period, to $37.5 million, and operating income grew 22.0% to $8.0 million. Sales growth is primarily due to strong performance in Banana Boat and Wet Ones as a result of increased distribution in both product lines, strong sell-in of our new 2007 season sun care products, and lower than previously anticipated sun care returns for the 2006 season.

    For the full year 2006, net sales grew by 17.9% to $230.8 million, and operating income grew by 28.7% to $55.5 million. While Banana Boat was the main driver of sales and income gains for the year, Wet Ones also exhibited strong growth, and gloves sales were up slightly. Skin Care operating income margins improved primarily due to lower 2006 season sun care returns, and the positive impact of the acquisition of certain sun care distributor rights and the move of gloves manufacturing to Malaysia - both in mid-2005.

    Mr. DeFeo continued, "Several factors contributed to sun care's strong showing in 2006. Adding to strong category growth, we gained market share as a result of the combination of new products at higher price points including Banana Boat UltraMist continuous spray and Baby and Kids TearFree products. In addition, we had incremental distribution and significantly lower returns of sun care products during 2006."

    INFANT CARE

    Several new Infant Care items were launched during the fourth quarter for on-shelf placement in January 2007 including the new line of Baby Einstein mealtime products, the new Create My Own Cup among others. As a result of strong new product launches in the quarter, Infant Care net sales grew 7.2% to $44.1 million. While the sales growth was offset by higher raw material costs, operating income increased 8.9% during the fourth quarter 2006 to $11.4 million versus the prior year due to lower advertising and promotional spending during the quarter.

    On a full year basis, Infant Care net sales grew 3.6% in 2006 to $175.9 million. The Company gained market share in reusable bottles, cups and pacifiers during the year, mainly due to innovation and stronger marketing and sales execution. Operating income and related margins declined slightly year over year, with the impact of sales gains and lower advertising investments being more than offset by higher raw material costs.

    Additional Results

    Gross profit margins were 52.9% for the fourth quarter 2006 and 54.0% for the full year 2006. This compares with gross profit margins, excluding charges and gains, of 54.3% for the fourth quarter and 53.5% for the full year 2005.

    Excluding charges and gains, gross profit margins declined in the fourth quarter due to costs related to new product launches, but gross profit margins improved 50 basis points in the full year 2006 versus 2005, as the impact of the divesting of the lower margin non-core brands more than offset higher raw material costs and start-up costs related to new products. Reported gross margins for the fourth quarter 2005 were 54.0%, and were 53.2% for the full year 2005.

    Total operating income, excluding charges and gains, increased to $19.4 million in the fourth quarter 2006 versus $14.6 million in the comparable prior year period, which included $1.0 million of operating income from divested brands. While Skin Care and Infant Care operating income grew in the fourth quarter 2006 versus 2005, they were more than offset by lower operating income in Feminine Care due to the costs of new product launches. Corporate expenses decreased by $7.0 million in the fourth quarter 2006, versus the comparable prior year period, primarily due to lower non-cash equity compensation expenses of $3.7 million and lower legal expenses of $2.4 million in the 2006 quarter. Reported operating income in the fourth quarter 2006 was $22.1 million versus $7.3 million the prior year.

    On a full year basis, operating income, excluding charges and gains, increased to $107.4 million in 2006 versus $106.8 million in 2005, which included $8.4 million of operating income from divested brands. Reported operating income in 2006 was $110.1 million versus $99.4 million the prior year. On a comparable basis, (excluding the results of divested brands) operating income increased $9.0 million in 2006 versus 2005, an increase of more than 9%. This increase was due to higher Skin Care operating income of $12.4 million and lower legal expenses of about $2.4 million, partially offset by lower Feminine Care and Infant Care operating income.

    Interest expense declined by $9.6 million for the full year 2006 versus the prior year as a result of the Company's deleveraging program. During 2006, the Company repurchased $100.3 million of Notes and repaid the outstanding amounts under the Canadian revolver of $6.3 million accomplishing its debt repurchase goal for the year. As of December 30, 2006, total debt, net of cash, was $550.5 million.

    Stock Repurchase Program

    Also during 2006, the Company repurchased a total of one million shares of its Common Stock at a cost of $11.6 million under its 2006 share repurchase program. This program was developed to mitigate the dilution impact on earnings per share as a result of the Company's equity compensation programs.

    A similar stock repurchase program has been approved for 2007 for up to an aggregate value of $20 million. The stock repurchase program is subject to prevailing market conditions and other considerations including restrictions under the Company's credit facilities and debt indentures.

    2007 Guidance

    In line with the Company's long-term strategic plans, net sales for 2007 are expected to increase in the high single digits for the full year, with variability during the quarters as a result of the timing of new product launches and the impact of the seasonality of the Company's Skin Care business.

    The Company expects diluted earnings per share, excluding any charges or gains, to be in the range of $0.60 to $0.63. This outlook assumes operating margins to be essentially in line with 2006 margins, despite a $0.03 per share increase in equity compensation expenses. This earnings estimate also assumes lower interest expense of approximately $0.04 per share from continued deleveraging and an effective tax rate of about 38%.

    Free cash flow, defined as net cash provided by operations less capital expenditures, is anticipated to increase from $55 million in 2006 to between $60 and $64 million net of an estimated $18 million in capital expenditures for 2007. Free cash flow will be used to reduce debt outstanding and to purchase stock under the Company's stock repurchase program.

    Conference Call / Annual Shareholder Meeting Details

    Playtex will hold a conference call with analysts and investors at 2:30 p.m. EST on Thursday, February 15th. The dial in number is 866-713-8307 and the passcode is 38051184.

    A digital replay of the conference call will be available through Thursday, February 22nd at 11:59 p.m. EST. The replay number is 888-286-8010. The passcode is 93045879. To access the webcast of this call (live and replay), please go to the "Investor Relations" portion of our web site www.playtexproducts.com.

    The Company will host their annual shareholder's meeting on Wednesday, May 2nd at 9:30 a.m. at the Company's headquarters at 300 Nyala Farms Road, Westport, Connecticut. All shareholders of record at the close of business on March 9th, 2007 are invited to attend the meeting.

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Skin Care and Infant Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, and Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to implement higher prices and launch new products, the inability buy-back stock or bonds in the open market, the inability to earn higher returns for shareholders, grow net sales, operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the inability to save targeted amounts as part of restructuring and realignment efforts, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, the ability to ship new products on targeted dates, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported" in accordance with GAAP to Results "Excluding Charges / Gains " (1), a non-GAAP measure.

                                  Three Months Ended
                ------------------------------------------------------
                    December 30, 2006           December 31, 2005
                -------------------------- ---------------------------




                         Charges Excluding          Charges  Excluding
                   As     /Gains  Charges/    As     /Gains   Charges/
                 Reported   (2)    Gains    Reported   (3)     Gains
                -------------------------- ---------------------------

Net sales:
Feminine Care    $55,821      $-  $55,821   $53,981      $-   $53,981
Skin Care         37,539       -   37,539    31,832       -    31,832
Infant Care       44,073       -   44,073    41,115       -    41,115
                -------------------------- ----------------- ---------
 Subtotal        137,433       -  137,433   126,928       -   126,928
Divested               -       -        -     6,530       -     6,530
                -------------------------- ----------------- ---------

Total net sales  137,433       -  137,433   133,458       -   133,458
Cost of sales     64,700       -   64,700    61,388    (339)   61,049
                -------------------------- ----------------- ---------
 Gross profit     72,733       -   72,733    72,070     339    72,409

Operating
 expenses:
 Selling,
  general and
  administrative  52,709       -   52,709    60,041  (3,250)   56,791
 Restructuring,
  net               (357)    357        -     1,308  (1,308)        -
 Amortization of
  intangibles        644       -      644     1,000       -     1,000
                -------------------------- ----------------- ---------
 Total operating
  expenses        52,996     357   53,353    62,349  (4,558)   57,791

 Gain (loss) on
  sale of
  certain assets   2,344  (2,344)       -    (2,421)  2,421         -
                -------------------------- ----------------- ---------

 Operating
  income:
 Feminine Care    14,009       -   14,009    17,664       -    17,664
 Skin Care         7,952       -    7,952     6,520       -     6,520
 Infant Care      11,369       -   11,369    10,436       -    10,436
 Corporate       (11,249) (2,701) (13,950)  (28,282)  7,318   (20,964)
                -------------------------- ----------------- ---------
 Subtotal         22,081  (2,701)  19,380     6,338   7,318    13,656
 Divested              -       -        -       962       -       962
                -------------------------- ----------------- ---------

 Total operating
  income          22,081  (2,701)  19,380     7,300   7,318    14,618

 Interest
  expense, net    12,764       -   12,764    14,782       -    14,782
 Expenses
  related to
  retirement of
  debt                 -       -        -     1,575  (1,575)        -
 Other expense       (21)      -      (21)        -       -         -
                -------------------------- ----------------- ---------

 Income before
  income taxes     9,338  (2,701)   6,637    (9,057)  8,893      (164)

 Provision for
  income taxes     2,854    (461)   2,393     2,917  (2,989)      (72)
                -------------------------- ----------------- ---------

 Net income       $6,484 $(2,240)  $4,244  $(11,974)$11,882      $(92)
                ========================== ================= =========

 EPS: Basic        $0.10            $0.07    $(0.19)               $-
      Diluted      $0.10            $0.07    $(0.19)               $-

 Weighted
  average shares
  outstanding:
 Basic            62,248           62,248    62,456            62,456
 Diluted          63,965           63,965    63,873            63,873


The table below
 reconciles
 EBITDA to net
 income, the
most directly
 comparable GAAP
 measure.

 Net income       $6,484           $4,244  $(11,974)             $(92)
 Provision for
  income taxes     2,854            2,393     2,917               (72)
 Interest
  expense, net    12,764           12,764    14,782            14,782
 Amortization of
  intangibles        644              644     1,000             1,000
 Depreciation      3,739            3,739     3,724             3,724
                ---------        --------- ---------         ---------

 EBITDA (6)      $26,485          $23,784   $10,449           $19,342
                =========        ========= =========         =========

  See accompanying Notes to Consolidated Statements of Income Data.


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported" in accordance with GAAP to Results "Excluding Charges / Gains " (1), a non-GAAP measure.

                                 Twelve Months Ended
                ------------------------------------------------------
                    December 30, 2006           December 31, 2005
                -------------------------- ---------------------------




                         Charges Excluding          Charges  Excluding
                   As     /Gains  Charges/    As     /Gains   Charges
                 Reported  (4)     Gains    Reported   (5)     /Gains
                -------------------------- ---------------------------

Net sales:
Feminine Care   $229,422     $-  $229,422  $229,729      $-  $229,729
Skin Care        230,796      -   230,796   195,729       -   195,729
Infant Care      175,930      -   175,930   169,793       -   169,793
                ---------------- --------- ----------------- ---------
 Subtotal        636,148      -   636,148   595,251       -   595,251
Divested               -      -         -    48,555       -    48,555
                ---------------- --------- ----------------- ---------

Total net sales  636,148      -   636,148   643,806       -   643,806
Cost of sales    292,323      -   292,323   300,988  (1,895)  299,093
                ---------------- --------- ----------------- ---------
 Gross profit    343,825      -   343,825   342,818   1,895   344,713

Operating
 expenses:
 Selling,
  general and
  administrative 233,898      -   233,898   233,996   1,125   235,121
 Restructuring,
  net               (357)   357         -     4,224  (4,224)        -
 Amortization of
  intangibles      2,575      -     2,575     2,822       -     2,822
                ---------------- --------- ----------------- ---------
 Total operating
  expenses       236,116    357   236,473   241,042  (3,099)  237,943

 Gain (loss) on
  sale of
  certain assets   2,344 (2,344)        -    (2,421)  2,421         -
                ---------------- --------- ----------------- ---------

 Operating
  income:
 Feminine Care    69,469      -    69,469    73,156       -    73,156
 Skin Care        55,508      -    55,508    43,121       -    43,121
 Infant Care      43,284      -    43,284    44,685       -    44,685
 Corporate       (58,208)(2,701)  (60,909)  (69,968)  7,415   (62,553)
                ---------------- --------- ----------------- ---------
 Subtotal        110,053 (2,701)  107,352    90,994   7,415    98,409
 Divested              -      -         -     8,361       -     8,361
                ---------------- --------- ----------------- ---------

 Total operating
  income         110,053 (2,701)  107,352    99,355   7,415   106,770

 Interest
  expense, net    54,796      -    54,796    64,396       -    64,396
 Expenses
  related to
  retirement of
  debt             7,431 (7,431)        -    11,866 (11,866)        -
 Other expense        69      -        69        21       -        21
                ---------------- --------- ----------------- ---------

 Income before
  income taxes    47,757  4,730    52,487    23,072  19,281    42,353

 Provision for
  income taxes    17,553  2,421    19,974    10,544   5,914    16,458
                ---------------- --------- ----------------- ---------

 Net income      $30,204 $2,309   $32,513   $12,528 $13,367   $25,895
                ================ ========= ================= =========

 EPS: Basic        $0.48            $0.52     $0.20             $0.42
       Diluted     $0.48            $0.51     $0.20             $0.41

 Weighted
  average shares
  outstanding:
 Basic            62,416           62,416    61,837            61,837
 Diluted          63,537           63,537    62,552            62,552


The table below
 reconciles
 EBITDA to net
 income, the
most directly
 comparable GAAP
 measure.

 Net income      $30,204          $32,513   $12,528           $25,895
 Provision for
  income taxes    17,553           19,974    10,544            16,458
 Interest
  expense, net    54,796           54,796    64,396            64,396
 Amortization of
  intangibles      2,575            2,575     2,822             2,822
 Depreciation     14,806           14,806    15,784            15,784
                ---------        --------- ---------         ---------

 EBITDA (6)     $119,934         $124,664  $106,074          $125,355
                =========        ========= =========         =========

  See accompanying Notes to Consolidated Statements of Income Data.


                    PLAYTEX PRODUCTS, INC.
           NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

    1) We have presented the "Charges / Gains" and "Excluding Charges / Gains" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant events and transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific generally accepted accounting principles in the United States ("GAAP") measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact and progress on certain strategic initiatives. The columnar information under the caption "Charges / Gains" and "Excluding Charges / Gains" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

    2) The fourth quarter of 2006 includes the following gains:

    -- A gain on sale of certain real estate of $2.3 million, net of tax of $0.3 million which reflects the partial utilization of the capital loss carryover generated in the non-core asset sale in 2005; and

    -- An adjustment to reduce our estimated restructuring costs of $0.4 million.

    3) The fourth quarter of 2005 includes the following charges and gains:

    -- A $3.3 million charge (in selling, general and administrative expense, "SG&A") for a legal settlement;

    -- Restructuring charges of $1.3 million and $0.3 million of restructuring related costs included in cost of sales;

    -- A loss on the sale of certain brand assets of $2.4 million and a valuation allowance equal to the tax benefit generated by this loss, as there are no offsetting capital gains. In addition, the sale of the brand assets required the Company to record tax expense of $8.8 million and establish a tax liability, the majority of which is deferred, for the remaining book basis versus tax basis difference on certain assets and purchased goodwill;

    -- A premium of $1.3 million, and a write off of $0.3 million of unamortized deferred financing fees relating to the repurchase of $20.0 million principal of our 8% Senior Secured Notes ("8% Notes"); and

    -- A tax benefit of $2.0 million associated with the special repatriation of undistributed earnings from two of our foreign subsidiaries under The American Jobs Creation Act of 2004.

    4) The year ended December 30, 2006 includes the following charges and gains:

    -- A gain on sale of certain real estate of $2.3 million, net of tax of $0.3 million which reflects the partial utilization of the capital loss carryover generated in the non-core asset sale in 2005;

    -- An adjustment to reduce our estimated restructuring costs of $0.4 million;

    -- Premiums of $6.0 million, and a write off of $1.4 million of unamortized deferred financing fees relating to the repurchase of $100.3 million principal of our 8% Notes and 9 3/8% Senior Subordinated Notes due 2011 ("9 3/8% Notes").

    5) The year ended December 31, 2005 includes the following charges and gains:

    -- Restructuring charges of $4.2 million and $1.9 million of restructuring related costs included in cost of sales and approximately $0.1 million of restructuring related costs in SG&A

    -- Income of $1.2 million for net legal settlements included in SG&A

    -- A loss on the sale of certain brand assets of $2.4 million. We established a valuation allowance equal to the tax benefit generated by this loss, as we have no offsetting capital gains. In addition, the sale of the brand assets required us to record tax expense of $8.8 million and establish a tax liability, the majority of which is deferred, for the remaining book basis versus tax basis difference on certain assets and purchased goodwill;

    -- Premiums of $9.8 million and the write off of $2.1 million of unamortized deferred financing fees relating to the repurchase of $120.8 million principal of our 8% Notes; and

    -- A tax benefit of $6.8 million to reflect the reduced tax rate associated with the special repatriation of undistributed earnings from two of our foreign subsidiaries under The
        American Jobs Creation Act of 2004.

    6) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and EBITDA "excluding charges / gains" (see Note (1) above), are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

    We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

    -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

    -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

    -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

    -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance GAAP and using EBITDA only supplementally.


                        PLAYTEX PRODUCTS, INC.
                     CONSOLIDATED BALANCE SHEETS
             (Unaudited, in thousands, except share data)

                                         December 30,   December 31,
                                            2006            2005
                                        -------------- ---------------
                Assets
Current assets:
Cash & cash equivalents                     $  28,440      $   94,447
Receivables, less allowance for
 doubtful accounts of $1,365 and $1,376
 for 2006 and 2005, respectively               88,805          90,776
Inventories                                    60,952          62,109
Deferred income taxes, net                     16,370          12,859
Other current assets                            7,595          10,411
                                        -------------- ---------------
Total current assets                          202,162         270,602

Net property, plant and equipment             111,383         110,314
Goodwill                                      485,610         485,610
Trademarks, patents & other
 intangibles, net                             122,219         124,753
Deferred financing costs, net                   8,294          12,095
Other noncurrent assets                           394           1,164
                                        -------------- ---------------
Total assets                                $ 930,062      $1,004,538
                                        ============== ===============

 Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                            $  30,669      $   32,509
Accrued expenses                               79,242          82,654
Income taxes payable                            4,114           4,440
                                        -------------- ---------------
Total current liabilities                     114,025         119,603

Long-term debt                                578,926         685,190
Deferred income taxes, net                     71,592          66,012
Other noncurrent liabilities                   23,253          19,616
                                        -------------- ---------------
Total liabilities                             787,796         890,421
                                        -------------- ---------------

Stockholders' equity:
Common stock, $0.01 par value,
 authorized 100,000,000 shares, issued
 64,414,272 shares and outstanding
 63,380,107 shares at December 30, 2006
 and issued and outstanding 63,573,621
 shares at December 31, 2005                      644             636
Additional paid-in capital                    560,451         556,865
Retained earnings (accumulated deficit)      (400,300)       (430,504)
Accumulated other comprehensive loss           (6,978)         (3,098)
Treasury stock, at cost, 1,034,165
 shares                                       (11,551)              -
Unearned equity compensation                        -          (9,782)
                                        -------------- ---------------
Total stockholders' equity                    142,266         114,117
                                        -------------- ---------------
Total liabilities and stockholders'
 equity                                     $ 930,062      $1,004,538
                                        ============== ===============


                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                                   Year Ended
                                          ----------------------------
                                          December 30,   December 31,
Cash flows from operations:                  2006           2005
                                          ------------ ---------------
Net income                               $     30,204   $      12,528
  Adjustments to reconcile net
   income to net cash provided by
   operations:
     Depreciation                              14,806          15,784
     Amortization of intangibles                2,575           2,822
     Amortization of deferred
      financing costs                           2,422           2,676
     Equity compensation                        8,406           8,029
     Deferred income taxes                      4,338           3,774
     Premium on debt repurchases                6,050           9,759
     Write-off of deferred fees
      related to retirement of
      debt                                      1,381           2,107
     (Gain) loss on sale of
      assets                                   (2,344)          2,421
     Other, net                                   (71)          2,124
     Changes in operating assets
      and liabilities, net of
      dispositions:
       Receivables                              2,242           6,802
       Inventories                              1,450           3,880
       Accounts payable                         1,296          (9,290)
       Accrued expenses                        (4,433)          1,361
       Other                                    3,703          (2,038)
                                          ------------   -------------
            Net cash provided by
             operations                        72,025          62,739
Cash flows from investing
 activities:
     Capital expenditures                     (16,550)        (10,372)
     Net proceeds from sale of
      assets                                    2,635          55,732
     Payments for intangible
      assets                                   (4,587)        (38,807)
                                          ------------   -------------
            Net cash (used for)
             provided by
             investing activities             (18,502)          6,553
Cash flows from financing
 activities:
     Long-term debt repurchases              (100,244)       (120,830)
     Repayments under revolving
      credit facilities                        (9,410)             --
     Borrowings under revolving
      credit facilities                         3,100           6,020
     Premium on debt repurchases               (6,050)         (9,759)
     Purchases of Company stock
      for treasury                            (11,551)             --
     Proceeds from issuance of
      stock                                     4,579          12,159
     Payment of financing costs                    --            (292)
                                          ------------   -------------
            Net cash used for
             financing activities            (119,576)       (112,702)
Effect of exchange rate changes
 on cash                                           46              91
                                          ------------   -------------
Decrease in cash and cash
 equivalents                                  (66,007)        (43,319)
Cash and cash equivalents at
 beginning of period                           94,447         137,766
                                          ------------   -------------
Cash and cash equivalents at end
 of period                               $     28,440   $      94,447
                                          ============   =============
Supplemental disclosure of cash
 flow information:
     Cash paid during the periods
      for:
            Interest                     $     54,083   $      64,518
            Income tax payments,
             net                         $     13,113   $       3,730

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, Vice President, Investor Relations
             203-341-4262